SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                        Registration Number:  0-9577


                                  FORM S-8

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            WALLSTREET-REVIEW, INC.
            ------------------------------------------------------
            (Exact name of Registrant as specified in its charter)


              Florida                                      87-0294391
     -------------------------------                  -------------------
     (State or other jurisdiction of                    (IRS Employer
     incorporation or organization)                   Identification No.)


                   4701 N. Federal Highway, Suite 370, B-9
                      Lighthouse Point, Florida 33064
                  ----------------------------------------
                  (Address of Principal Executive Offices)

                               (954) 784-5044
                       -------------------------------
                       (Registrant's Telephone Number)


                    BERYLLIUM INTERNATIONAL CORPORATION
                  9790 Blue Jay Lane, Salt Lake City, Utah
                                  March 31st
            ----------------------------------------------------
            (Former Name, Former Address and former Fiscal Year,
                        if changed since last report)


                         Employee Stock Option Plan
                         --------------------------
                            (Full Title of Plan)


Matthew P. Dwyer, President             Copies to:   Eugene M. Kennedy, Esq.
4701 N. Federal Highway, Ste 370, B-9                517 Southwest 1st Avenue
Lighthouse Point, FL 33064                           Ft. Lauderdale, FL 33301
-------------------------------------
  (Address of agent for service)


                       Calculation of Registration Fee

                                               Proposed          Proposed
Title of Securities           Amount to        maximum           maximum          Amount of
to be registered              be registered    offering price    aggregate        registration
                                               per unit          offering price   fee


Common Stock                  600,000(1)       $0.01             $6,000           $1.58
(Par Value - $.01)




(1) Represents 550,000 shares underlying Common Stock purchase options granted to employees upon agreement to undertake employment by the Registrant and 50,000 shares to be issued to employees for services rendered to the Registrant in the Fourth Quarter for 2000.

                              PART I
                              ------

        INFORMATION REQUIRED BY THE REGISTRATION STATEMENT
        --------------------------------------------------


Item 1.   Plan Information
          ----------------

     Wallstreet-Review, Inc. has heretofore entered into employment agreements with third party individuals providing for sign-up Common Stock options enabling such employees to acquire an aggregate of 550,000 shares of the Common Stock of the Registrant at an exercise price of $.01 per share. In addition, the Registrant has heretofore entered into agreements to compensate such persons for continuing services rendered to the Registrant with the issuance of 50,000 shares until such time as the Registrant shall generate sufficient cash flow from operations to pay such compensation in cash or cash equivalent.


Item 2.   Registrant Information and Employee Plan Annual Information
          -----------------------------------------------------------

     The Registrant shall provide each employee covered by this registration, without charge upon their written or oral request, the documents incorporated by referenced herein in Item 3. of Part II of this Registration Statement. The Registrant shall also provide the employee and attorneys, without charge, upon their written or oral request, with all other documents required to be delivered to participants, pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at its place of business as reflected in this Registration Statement.



                             PART II
                             -------

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
        --------------------------------------------------


Item 3.   Incorporation of Documents by Reference
          ---------------------------------------

     The following documents, previously filed with the Securities and Exchange Commission, are incorporated herein by reference:

     All documents filed by the Registrant with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, shall be deemed incorporated by reference in this Registration statement and to be part hereof from the date of filing such document.


Item 4.   Description of Securities
          -------------------------

     The Registrant is authorized to issue 10,166,666 shares of Common Stock, with a par value of $0.01. Immediately prior to this offering 4,166,666 shares of Common Stock were outstanding and held of record by approximately 830 persons. The holders of Common Stock have one vote per share on each matter submitted to a vote of stockholders. Shares of Common Stock do not carry cumulative voting rights. Thus, holders of more than fifty percent (50%) of the shares voting for the election of directors can elect all of the directors. If they do so minority shareholders would not be able to elect any Board member. The Common Stock is not redeemable and has no conversion or pre-emptive rights. The Common Stock currently outstanding is (and the Shares being used pursuant to this prospectus will be) validly issued, fully paid and non-assessable. In the event of liquidation of the Registrant, the holders of Common Stock will share equally in any balance of the Registrant's assets available for distribution to them after satisfaction of creditors and the holders of the Registrant's senior securities if any at the appropriate time. The Registrant may pay dividends, in cash, or in securities or other property when and if declared by the Board of Directors from funds legally available therefor, but has paid no cash dividends on its Common Stock.



Item 5.   Interests of Named Experts and Counsel
          --------------------------------------

     None.


Item 6.   Indemnification of Directors
          ----------------------------

     Apparently, in keeping with the general corporation laws of the State of Utah in effect at the time the Registrant was incorporated, the Registrant's Board of Directors adopted by resolution, as further set forth in the Registrant's by-laws, provisions relative to indemnification of its Officers and Directors against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the defense of any proceeding or threatened proceeding to which such person was or is a party, or is threatened to be made a party by reason of the fact that such person was or is an officer or director, provided that, (i) such director or officer acted in good faith or in manner reasonably believed by him to be in the best interests of the corporation to procure a judgment in its favor. In the latter case, indemnification extends to expenses actually or reasonably incurred in connection with the defense or settlement of any proceeding if such person (i) acted in good faith, and (ii) in the manner such officer and director believed to be in the best interests of the Registrant and with such care, including reasonable inquiry, as an ordinary prudent person would use under similar circumstances. No indemnification will be made in respect of any claim, issue or matter, as to which such person shall have been adjudged liable for negligence or misconduct in the performance of his duty to the Registrant unless, and only to extent that, the court in which such action or suit was brought shall determine upon an application of that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Otherwise, indemnification for an officer and director meeting the applicable standards of conduct is determined by a majority of the disinterested directors or shareholders or upon application by the Company, such officer or director or his attorney, to the court in which such proceeding was pending. The Registrant is contemplating broadening its policy for indemnification of its officers and directors as an aspect of its recent transfer of the State of its incorporation from Utah to Florida if permissible under Florida law.

     The Securities & Exchange Commission is of the opinion that indemnification of the Registrant's officers or directors for the matters involving violation of securities laws is against public policy and that agreements therefor are consequently unenforceable.


Item 7.   Exemption From Registration Claimed
          -----------------------------------

     Not applicable.



Item 8.   Exhibits
          --------

     Pursuant to Item 601 of Regulation S-K, the following exhibits are annexed hereto:

(a)(5)      Opinion regarding legality

(a)(10.1) Employment Agreement dated October 10, 2000 by and between the Company and Matthew P. Dwyer*

(a)(10.2) Employment Agreement dated November 1, 2000 by and between the Company and Peter Nardangeli*

(a)(10.3) Employment Agreement dated October 13, 2000 by and between the Company and Richard Houraney

* Incorporated by reference to Form 8-K dated November 15, 2000 and filed with the U.S. Securities & Exchange Commission on November 22, 2000.


Item 9.   Undertakings
          ------------

a.   The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information;

(2) That, for the purpose of determining any liability under Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings incorporating subsequent Exchange Act documents by reference.

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant 's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 ( and, where applicable, each filing of the employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.


(h)  Filing of Registration Statement on Form S-8.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant hereby certifies that it meets all of the requirements for filing of Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned in the City of Broward, State of Florida on December 7th, 2000

                                    Wallstreet-Review, Inc.


                                    By:    /s/Matthew P. Dwyer
                                       ----------------------------------
                                       Matthew P. Dwyer, President, Chief
                                       Executive Officer and Director